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                        COMPANY:  WORLD OF SCIENCE, INC.
                                  TICKER: WOSI
                                 EXCHANGE:  NMS

                                FORM-TYPE:  10-Q
          Exhibit 11.  Statement re Computation of Per Share Earnings


                          FILING-DATE:  June 16, 1998

                                   Exhibit 11

                             WORLD OF SCIENCE, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)


                                                            QUARTER ENDED
                                                            -------------

BASIC LOSS PER SHARE:                               MAY 2, 1998     MAY 3, 1997
                                                    -----------     -----------

Net loss                                              $(1,079)       $ (867)

Weighted average common shares outstanding              5,080         3,423

Basic loss per share                                  $ (0.21)       $(0.25)
                                                      =======        ======

DILUTED LOSS PER SHARE:

Net loss                                              $(1,079)       $ (867)

Weighted average common shares outstanding              5,080         3,423

Diluted loss per share                                $ (0.21)       $(0.25)
                                                      =======        ======